Atomica Corporation

2003 STOCK OPTION PLAN

102 CAPITAL GAIN STOCK OPTION AGREEMENT

made and entered into on the ______________, 2003

By and between

Atomica Corporation
(hereinafter: the “Company”)

and

[Name of Officer]
(hereinafter: the “Optionee”)

WHEREAS:	The Optionee is an Employee as defined in the Plan; and

WHEREAS:
The Company desires to grant the Optionee options to purchase Shares in the Company, and the Optionee is interested in receiving the aforesaid options, all in accordance with and subject to the Company’s Stock Option Plan (2003) (the “Plan”) and the provisions of this Stock Option Agreement, and their intention is that the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (the “Ordinance”), as amended and any regulations, rules, orders or procedures promulgated there under, including tax rules (Preferential Tax Treatment regarding Issuance of Shares to Employees, 2003) (“Section 102”), relating to the allocation of options in the capital gain track, shall apply to the options granted; and

WHEREAS:	The Optionee has read all of the provisions and the terms of the Plan and this Stock Option Agreement and wishes to be bound by them and desires that they apply to the options which shall be granted to him hereunder.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.	Preamble and definitions

	1.1	The Preamble to this Stock Option Agreement constitutes an integral part hereof.

	1.2	Unless the context otherwise requires, terms used herein this Stock Option Agreement shall have the same meaning as in the Plan.

2.	Application of the Provisions of the Plan

	2.1	The Optionee hereby declares that he has carefully read the Plan and that he acknowledges and agrees to all of the provisions, conditions, limitations, authorizations, declarations and commitments included therein.

	2.2	The Optionee declares and agrees that this Stock Option Agreement and the Plan prevail over any previous agreement, arrangement and/or understanding, whether written or oral between the Optionee and the Company and/or any Subsidiary, or the officers and/or directors and/or the shareholders thereof with respect to the matters herein included, and with respect to options to purchase shares in the Company which have not yet been actually issued or granted, (with the exception of options that are planned to be granted under another approved stock option plan which was adopted by the Company), and that any agreement, arrangement and/or understanding as aforesaid are null and void and of no further force or effect.

	2.3	All of the provisions, conditions, limitations and declarations included and specified in the Plan, as the same shall be amended from time to time, are hereby incorporated herein by reference and constitute an integral part of this Stock Option Agreement and of the Optionee’s commitments hereunder. Except and to the extent otherwise expressly provided herein, nothing in this Stock Option Agreement or in the provisions hereof shall derogate from anything contained in the Plan.

	2.4	The Optionee declares, covenants and agrees that the provisions of Section 102, as the same shall be amended from time to time and the agreement that was signed between the Company and the Trustee (“Trust Agreement”) are fully binding on the Optionee, and shall prevail in case of contradiction, over any other provision in the Stock Option Agreement or in the Plan. Further, the Optionee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and, particularly, the rules.

	2.5	The Optionee declares and agrees that he is obligated not to make any disposition of the Options or the Shares received upon exercise of such Options until the end of the Lock-up Period. The meaning of this declaration for purposes of income tax is that if the Employee voluntarily sells the Options or the Shares issued upon their exercise before the end of the Lock-up Period, the provision of Section 102, relating to non-compliance with the Lock-up Period, shall apply.

	2.6	A copy of the Plan is attached hereto and constitutes an integral part hereof.

3.	Grant of Options

	3.1	The Company hereby grants the Optionee _________, 102 Capital Gain Stock Options to purchase _________ Shares of common stock, par value USD $.001, all subject to the conditions of the Plan, at an Exercise Price of USD ____ (the "Exercise Price").

	3.2	The Options have been issued to the Trustee on behalf of the Optionee.

	3.3	The Optionee is aware that the Company intends to issue additional Shares in the future to various entities and individuals, as the Company in its sole discretion shall determine.

4.	Transfer of Options

The transfer of these Options is limited as set forth in the Plan.

5.	Exercise Price

Each Option may be exercised in consideration of the payment in cash (or by any other mean as specified in the Plan) of the Exercise Price indicated above.

6.	Vesting of Options

A.
The Options shall vest over a period of four years from the vesting start datedate the Option were allocated to the Trustee, as follows: One fourth (25%) of the Options shall vest one year after the vesting start dateon January 14, 2004; with the remaining three-fourths of the Options to vest in equal monthly amounts over the following thirty-six month period (2.08333% per month); in all cases, provided that at the time of vesting, the Optionee shall still be an Employee of the Company or any Subsidiary. The Optionee’s vesting start date shall be _____________.

B.
Notwithstanding any other provision in this Agreement or the Plan, in the event of a “Change of Control” as defined in paragraph 6.C. below, 50% of the unvested options, at such time, shall vest immediately. Additionally, if, in the event of a “Change of Control”, and within twelve (12) months thereafter, the Company terminates the Optionee’s employment with the Company without cause, 100% of the unvested options on the date of such termination shall vest immediately, and the period to exercise the options from date of termination shall be 180 days.

C.
For purposes of paragraph 6.B., a change of control in the Company shall be deemed to have occurred in the event the ownership of more than 50% of the shares of the Company are transferred, directly or indirectly, to a third party not affiliated with the Company, or if the Company sells, transfers, leases or otherwise disposes, directly or indirectly, of all or substantially all of its assets (“Change of Control”). Notwithstanding, the definition “Change of Control” does not refer to the reverse merger of the Company into a public shell, during the six months ending February 28, 2004.

7.	Method of exercise

	7.1	The Options, or any part thereof, shall be exercised by the Optionee by signing and returning to the Company and the Trustee (if such Options are held by the Trustee), at their principal offices, a notice of exercise in such form as may be prescribed by the Company from time to time (the “Notice of Exercise”), together with full payment of the Exercise Price.

	7.2	In order to issue Shares upon the exercise of any of the Options, the Optionee hereby agrees to sign any and all documents required by the Company’s management and/or the Trustee and/or any law and/or the Company's Articles of Association.

	7.3	After a Notice of Exercise has been delivered to the Company (and/or the Trustee if relevant), it may not be rescinded or revised by the Optionee. Subsequent to the Company's receipt of a Notice of Exercise, together with the payment of the Exercise Price and certification that the taxes referred to in Section 9 below, have been or will be paid by the Optionee, the Shares issuable upon the exercise of the Options shall be issued to the Optionee, or the Trustee pursuant the provision of Section 102.

	7.4	The Trustee will transfer the Shares to the Optionee upon demand, subject to the Plan and this Stock Option Agreement, but in no event before all taxes due, if any, have been fully paid. By signing this Stock Option Agreement, the Optionee authorizes the Trustee not to transfer any Shares issued upon the exercise of the Options prior to the full payment of all applicable taxes.

8.	Terms and Expiration

These Options, unless terminated earlier under the provisions of Section 6 of the Plan, shall expire upon the tenth (10th) anniversary of the Plan adoption by the Board of Directors.

9.	Taxes

	9.1	The aforementioned Options and Shares issued upon their exercise will be held by the Trustee in trust on behalf of the Optionee for a period of at least 24 months from the end of the year on which such Options are allocated to the Trustee or a shorter period as approved by the tax authorities (the “Lock-up Period”), under the terms set in Section 102.

	9.2	All rights related to the Options or the Shares issued upon their exercise will be held by the Trustee until the end of the Lock-up Period, including bonus shares, and will be subject to the provisions of Section 102 regarding the 102 Capital Gain Track.

	9.3	Any and all taxes, fees and other liabilities (as may apply from time to time) in connection with the grant and/or exercise of the Options and the sale of Shares issued upon the exercise of the Options, will be borne by the Optionee and he will be solely liable for all such taxes, fees and other liabilities. Furthermore, the Optionee shall agree to indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon.

	9.4	The Optionee acknowledges that the receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. The description set forth in the Plan relating to the payment of tax does not purport to be a full and complete description of the Optionee’s tax obligations under the law.

	9.5	In the event that the Company or the Trustee determines that it is required to withhold any tax as a result of the exercise of these Options, the Optionee, as a condition to the exercise of these Options, shall make arrangements satisfactory to the Company or the Trustee to enable them to satisfy all withholding requirements. The Optionee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising these Options.

10.	Miscellaneous Provisions

	10.1	Each party to this Stock Option Agreement agrees to perform any and all further acts and to execute and deliver any documents that may reasonably be necessary to carry out the provisions of this Stock Option Agreement.

	10.2	The Optionee agrees and acknowledges that the terms and conditions of this Stock Option Agreement, including without limitation the number of Shares for which Options have been granted, are confidential. The Optionee agrees that he will not disclose these terms and conditions to any third party, except to the Optionee’s financial or legal advisors, or family members, unless such disclosure is required by law.

	10.3	Any notice or other communication under this Stock Option Agreement must be in writing and shall be effective upon delivery by hand, or three (3) business days after deposit in the mail, postage prepaid, certified or registered, and addressed to the Company or to the Optionee at the corresponding address as written in the preamble to this Stock Option Agreement; provided, however, that any Notice of Exercise or payment to the Company under Section 7 of this Stock Option Agreement shall be effective only upon actual receipt by the Company at the address above. Each party shall be obligated to notify the other in writing of any change in that party's address. Notice of change of address shall be effective only when done in accordance with this Subsection.

	10.4	The Company may, but shall not be obligated to register the sale of Shares issued upon the exercise of the Options under the any Applicable Law.

	10.5	The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares issued upon the exercise of the Options under this Stock Option Agreement to comply with any law.

IN WITNESS WHEREOF the parties have signed and delivered this Stock Option Agreement as of the date first hereinabove set forth.

_________________________	_________________________
The Company	Optionee